Exhibit 10.5

EXECUTION VERSION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of September 9, 2016, by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder (the “Consultant”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Consulting Period. The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 2 hereof) for a twelve (12)-month term beginning on October 10, 2016 and ending on October 9, 2017 (the “Consulting Period”).

2.	Services. During the Consulting Period, the Company hereby retains the Consultant to perform such services as are reasonable in light of the Consultant’s skills, knowledge and experience and as the Company may reasonably request from time to time (the “Services”), and the Consultant agrees to make herself reasonably available to perform the Services. The Consultant may perform the Services at a location of her choosing.

3.	Consulting Fees; Business Expenses; Professional Liability Insurance. The Company agrees to pay the Consultant, as compensation for the Services, a consulting fee equal to $15,000 per month (pro-rated for any partial months) (the “Fee”), which shall accrue and be payable on a monthly basis, with each monthly payment to the Consultant to be paid as soon as administratively practicable following the first business day of the month to which the payment relates, but in no event later than five (5) days following such first business day. Upon termination of this Agreement by the Company other than for “cause” (which shall be defined as the Consultant’s failure to cure a material breach of this Agreement within fifteen (15) days of the Company’s written notice identifying such breach), the Company agrees to pay the Consultant that amount of Fees equal to (x) $180,000 minus (y) the amount of Fees paid to the Consultant prior to such termination. In addition, upon presentation of appropriate documentation, the Consultant will be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses (inclusive of expenses associated with any necessary business travel) incurred during the Consulting Period in connection with the Consultant’s performance of the Services, provided that Consultant shall be required to get prior consent for any expenses that could exceed $1,000.

4.	Independent Contractor Status. Both parties agree that (and neither party shall act inconsistently with the understanding that) the Consultant is an independent contractor and that nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent, joint-venturer or employee of the Company, nor shall either party have any authority to bind the other. The Consultant agrees that she shall be responsible for all taxes associated with the performance of the Services and shall not be entitled to any employee benefits from the Company. The Consultant agrees to provide a completed Internal Revenue Service Form W-9 (or other requested tax documentation) upon commencement of the Consulting Period. In addition, the Consultant represents that she is fully licensed, where required, or otherwise authorized to perform the Services, and the Consultant agrees to abide by all laws and regulations in performing the Services.

5.

Confidentiality. The Company and the Consultant acknowledge and agree that during the Consulting Period, the Consultant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates. The Consultant agrees that the following obligations

EXECUTION VERSION

are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Consultant that would result in serious adverse consequences for the Company and its affiliates:

(a) Non-Disclosure. During and after the Consulting Period, the Consultant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Consultant’s duties with the Company as determined reasonably and in good faith by the Consultant. Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Consultant to disclose or make accessible any information, provided that prior to any such disclosure the Consultant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Consultant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Consultant’s violation of this Section 5(a).

(b) Materials. The Consultant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Consultant will return to the Company all Confidential Information and copies thereof and all other property of the Company or its affiliates at any time upon the request of the Company and in any event immediately after termination of the Consulting Period. The Consultant agrees to identify and return to the Company any copies of any Confidential Information after the Consulting Period. Anything to the contrary notwithstanding, nothing in this Section 5 shall prevent the Consultant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Services.

(c) Conflicting Obligations and Rights. The Consultant agrees to inform the Company of any apparent conflicts between the Consultant’s work for the Company and any obligations the Consultant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(d) Enforcement. The Consultant acknowledges that in the event of any breach or threatened breach of this Section 5, the business interests of the Company and its affiliates will be irreparably injured, the full extent of the damages to the Company and its affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Consultant expressly waives. The Consultant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Consultant agrees that each of the Consultant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

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(e) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Consultant’s employment with or services to the Company, information publicly available or generally known within the industry or trade in which the Company competes and information, or knowledge possessed by the Consultant prior to her employment with or services to the Company, shall not be considered Confidential Information.

6.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to the choice of law principles thereof. Each party consents to the exclusive jurisdiction of the courts located in the County of Henrico, Virginia for all disputes arising under this Agreement.

7.	Assignment. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without the express written consent of the other party.

8.	Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (iii) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:	Nancy M. Snyder, at the most recent address on the Company’s file.

If to the Company:	Penn Virginia Corporation
Four Radnor Corporate Center
Suite 200
100 Matsonford Road
Radnor, PA 19087
Attention: Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.	Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, including by electronic transmission.

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11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, including, without limitation, the Employment Agreement between the Company and the Consultant, effective as of May 9, 2016 (the “Employment Agreement”) (except for those provisions of the Employment Agreement that survive pursuant to Section 14 of the Employment Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

PENN VIRGINIA CORP.

By:	/s/ R. Seth Bullock
Name:	R. Seth Bullock
Title:	Chief Restructuring Officer

CONSULTANT

/s/ Nancy M. Snyder
Nancy M. Snyder